AGREEMENT
                                    ---------


     AGREEMENT, dated as of January 31, 2003 (this "AGREEMENT"), by and among PCS Research Technology, Inc. (f/k/a DirectPlacement, Inc.), a Delaware corporation ("PARENT"), PCS Securities, Inc., a Washington corporation and wholly-owned subsidiary of Parent ("PCS"), Susanne S. Pruitt, an individual residing at 1134 38th Avenue, Seattle, Washington 98122 ("PRUITT"), Raymond A. Hill, III, an individual residing at 905 Shadow Ridge Road, Franklin Lakes, New Jersey 04717 ("HILL"), Brian M. Overstreet, an individual residing at 556 Arenas Street, La Jolla, California 92037 ("OVERSTREET"), and (solely with respect to Sections 3(vi) and 10 through 22 hereof) Institutional Research Services, Inc., a New York corporation ("IRS"). Each of Parent, PCS, Pruitt, Hill, Overstreet and IRS shall be referred to as a "PARTY" and collectively as the "PARTIES".

                               W I T N E S S E T H
                               - - - - - - - - - -

     WHEREAS, pursuant to an Agreement and Plan of Merger dated as of December 14, 2001 (as amended, the "MERGER AGREEMENT"), by and among Parent, PCS Merger Corp., a Washington corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), PCS, Pruitt and Hill, Parent and Merger Sub effected a business combination (the "MERGER") on December 21, 2001 (the "EFFECTIVE DATE") by means of the merger of Merger Sub with and into PCS;

     WHEREAS, in connection with the Merger and on the Effective Date each of Pruitt and Hill, among other things, (i) were issued shares in Parent (collectively, the "PARENT SHARES"), (ii) entered into certain agreements with Parent relating primarily to representation on its Board of Directors, voting rights and registration rights, and (iii) entered into certain agreements to provide services to Parent (with respect to Pruitt, the "EMPLOYMENT AGREEMENT" and with respect to Hill, the "CONSULTING AGREEMENT");

     WHEREAS, in connection with the Merger, certain individuals were issued options (the "OPTIONS") by Pruitt and Hill to acquire shares of common stock, par value $.0001 per share, of Parent;

     WHEREAS, in connection with the Merger and on the Effective Date, Parent entered into the New Line of Credit (as defined in the Merger Agreement) with Bear, Stearns Securities Corp. ("BEAR STEARNS");

     WHEREAS, PCS has operated under the name "PCS Securities" (the "MARK"); and

     WHEREAS, the Parties desire to modify certain of the rights and obligations set forth in the agreements referenced in the foregoing preamble paragraphs.

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. DEFINED TERMS.

        (a) Any and all initially capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement, unless specifically defined herein.

        (b) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, exhibits and schedule references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference.

     2. PARENT SHARES; RESIGNATIONS.

        (a) Each of Pruitt and Hill are simultaneously herewith delivering their respective certificates representing the Parent Shares, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer. Pruitt and Hill hereby represent to Parent that each of such party's respective Parent Shares is free and clear of any Lien or other encumbrance with respect thereto (other than any such Lien or other encumbrance arising from the Merger Agreement or any ancillary agreement executed in connection with the Merger).

        (b) The Company shall simultaneously (x) with respect to Pruitt, cancel 5,255,000 Parent Shares and deliver to Pruitt a certificate representing 100,000 Parent Shares and (y) with respect to Hill, cancel 5,045,000 Parent Shares and deliver to Hill a certificate representing 100,000 Parent Shares.

        (c) The Parties hereby acknowledge that each of Pruitt, Hill and Murray Stahl has tendered his/her resignation as a director on Parent's Board of Directors and all Committees thereof effective immediately.

     3. RELEASES. To the extent a party thereto, each Party terminates the following agreements, as of the date hereof (except for (x) the Employment Agreement (as hereinafter defined) and the Consulting Agreement (as hereinafter defined), each of which were terminated as of December 31, 2002, and (y) the Research Services Agreement (as defined), which was terminated as of December 21, 2002), and releases, on behalf of itself and its Affiliates, any and all claims that it may have now, or would hereafter have, against each other party thereto or any Affiliates of such party arising out of or relating to such agreement, pursuant to a separate Release (collectively, the "RELEASES"), the form of which is attached hereto as Exhibit A:

                 (i)     Article XII of the Merger Agreement;

                 (ii) The Registration Rights Agreement, dated as of the Effective Date, by and among Parent, on the one hand and on the other hand, Pruitt and Hill;

                 (iii) The Voting Agreement, dated the Effective Date, by and among Parent, Pruitt, Hill, Overstreet and Midori USA Corporation;

                 (iv) The Employment Agreement, dated as of the Effective Date, by and between Parent and Pruitt;

                 (v) The Consulting Agreement, dated as of the Effective Date, by and between Parent and Hill;

                 (vi) The Research Services Agreement, dated as of the Effective Date, by and between PCS and IRS;

                 (vii) The Contribution Agreement, dated as of the Effective Date, by and among Hill, Pruitt and Overstreet; and

                 (viii) That certain letter agreement, dated December 24, 2001, by and between Parent and IRS, regarding "Engagement of Consultants"; PROVIDED; HOWEVER, that concurrent with the execution of this Agreement, Parent shall issue options to purchase its common stock as set forth in Schedule 3 hereto.

     4. ASSIGNMENT OF NAME AND OTHER MATTERS.

        (a) Pursuant to Exhibit B hereto (the "TRADEMARK ASSIGNMENT AND LICENSE-BACK AGREEMENT"), (i) PCS and Parent have agreed to assign and transfer the Mark and the Trademarks (as defined in the Trademark Assignment and License-Back Agreement) to Pruitt and Hill, and (ii) Pruitt and Hill have agreed to license to Parent and PCS, subject to the terms and conditions set forth in the Trademark Assignment and License-Back Agreement, the names "PCS" and "PCS Securities". PCS hereby covenants and agrees to request in writing by no later than the Repayment Event (as defined below) that the National Association of Securities Dealers, Inc. release the name "PCS Securities" from its Central Registration Depository.

        (b) Parent and PCS also agree to provide to Pruitt and Hill a copy of PCS's customer lists and accompanying research provider relationships.

     5. CERTAIN STOCK OPTIONS. Schedule 5 hereto sets forth a list of Options issued to certain Persons by Pruitt and Hill. As of the date hereof, each Option is hereby cancelled and retired and shall cease to exist, and each holder of a certificate representing any Option shall cease to have any rights with respect thereto. No later than four weeks following the date hereof, Pruitt and Hill shall deliver to Parent a consent and acknowledgement signed by each holder of such Options as to the cancellation of such holder's Options, in form and substance reasonably satisfactory to Parent.

     6. CERTAIN PAYMENTS. In partial consideration for Parent's ongoing obligations under the arrangement described in Section 9 hereof, each of Pruitt and Hill agree, severally and not jointly, to make four cash payments (each, a "PAYMENT") to Parent equal to an aggregate of $62,500 per Payment (for a total of $250,000). A Payment shall be made on each of July 31, 2003; January 31, 2004; July 31, 2004; and January 31, 2005 (each, a "PAYMENT DATE"). Each Payment shall be made by wire transfer to an account designated by Parent in writing to Pruitt and Hill for such purposes. Notwithstanding the foregoing, no Payment shall be due and payable on any Payment Date if any of the following events has occurred: (i) any merger, consolidation, share exchange, recapitalization, equity placement, business combination, or other similar transaction involving Parent; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of Parent's assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of Parent, or the filing of a registration statement under the Securities Act of 1933, as amended (or under comparable securities laws in foreign jurisdictions), in connection therewith; (iv) any Person or group (as defined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in such Rule), directly or indirectly, of more shares of Parent's common stock than is then beneficially owned, directly or indirectly, by Overstreet;
(v) such time as Overstreet no longer serves (either in title or in responsibility) as Parent's chief executive officer; (vi) Parent shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Parent seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Parent or for any substantial part of its property; or Parent shall take any action to authorize or effect any of the actions set forth above in this clause (vi); (vii) Parent is unable to provide full services of its obligations referred to in Section 9 hereof to the satisfaction of Pruitt and Hill; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     7. CREDIT LINE.

        (a) Simultaneously herewith, Parent shall provide written notice to Bear Stearns directing Bear Stearns to immediately (i) release Parent's $500,000 cash collateral (the "DEPOSIT") in connection with the New Line of Credit and (ii) use all of such funds to pay down in part the New Line of Credit. Promptly following the repayment of the New Line of Credit so that the outstanding principal amount is equal to or less than $1,500,000, Pruitt and Hill shall deliver to Overstreet any and all written evidence provided by Bear Stearns that Bear Stearns has (x) released Overstreet from all of his obligations under that certain Guaranty dated December 14, 2002 executed by Overstreet in favor of Bear Stearns and (y) terminated such Guaranty, effective upon the release of the Deposit to Bear Stearns.

        (b) As of January 15, 2003 and after giving effect to the actions specified in the preceding paragraph (a), the Parties acknowledge that amounts outstanding under the New Line of Credit equal approximately $2.1 million.

        (c) Until the Repayment Event, (i) all funds received by PCS through Bear Stearns and all other commission-based business that clears through Bear Stearns shall be used to make payments in respect of the New Line of Credit and
(ii) each of Parent and PCS agrees not to draw down any funds or in any way take any action that increases the amount owed under the New Line of Credit. Provided that the amount owing under the New Line of Credit is not increased, directly or indirectly, by Parent, if there is any outstanding indebtedness under the New Line of Credit on June 27, 2003, Pruitt and Hill jointly and severally agree to deliver payment to Bear Stearns in immediately available funds in an amount sufficient to repay all such indebtedness by no later than June 30, 2003.

        (d) At such time as the Repayment Event occurs, Parent and PCS shall immediately terminate their clearing agency relationship with Bear Stearns.

     8. FURTHER ASSURANCES.

        (a) Each of Pruitt and Hill shall, as reasonably requested by Parent, reasonably assist Parent and its independent accountants in connection with the preparation of financial statements for PCS and/or Parent for the fiscal years ending December 31, 2002 and 2003 and any quarterly period included therein. Further, Pruitt shall make reasonably available all books and records of PCS in her possession in connection with the preparation by Parent and/or PCS of such financial statements.

        (b) In addition to the foregoing each Party shall execute such documents and other papers and take such other actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. To the extent any Party is an entity, in case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of such Party shall take all such necessary action.

     9. CERTAIN POST-CLOSING ARRANGEMENTS.

        (a) Until the earlier of (i) the date on which there is no amount outstanding under the New Line of Credit (the "REPAYMENT EVENT"), or (ii) June 30, 2003, Pruitt and Hill shall have full management control over the day to day operations of PCS; provided however, that each of Pruitt and Hill agrees (x) to cause PCS to pay (i) any expenses or obligations of PCS incurred by Pruitt or Hill during such period and (ii) PCS's customer credit balances as they relate to research provider payments (the "CUSTOMER CREDITS"), and (y) to provide information regarding PCS, as and when reasonably requested by Parent, in order for Parent to properly document and account for the operations and activities of PCS. Such information shall include, but not be limited to, amounts collected by Bear Stearns and used to make payments in respect of the New Line of Credit, amounts received directly by PCS resulting from collections of customer balances and payments by PCS of research obligations and other accounts payable. Neither Pruitt nor Hill shall receive any compensation for any services provided hereunder. If there are any unpaid Customer Credits as of June 30, 2003, Pruitt and Hill jointly and severally agree to, directly or indirectly, deliver payment to the relevant customer in respect of such amounts or assume responsibility therefor as of June 30, 2003.

        (b) Parent agrees to provide a non-exclusive license to use its InterLeads software to Pruitt and Hill or their designee, and shall host and maintain the database, email and website functions of such designee, for the two-year period ending on the second anniversary of the date hereof, subject to the terms and conditions set forth in the License Agreement attached hereto as Exhibit C (the "LICENSE AGREEMENT").

        (c) Parent hereby covenants and agrees to use a designee of Pruitt and Hill as Parent's preferred soft dollar broker. In exchange for Parent directing a minimum $750,000 in stated cash price of annual research orders to such soft dollar broker, Parent shall receive a bonus equal to 10% of such stated cash price of all orders in that calendar year, payable on or before [December 31].

     10. REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to each other Party and to their respective successors and assigns that:

        (a) such Party has (x) if an individual, the legal capacity and right and (y) if a corporation, all corporate power and authority to execute, deliver and perform this Agreement, and the execution, delivery and performance by each Party of this Agreement (i) if a corporation, do not violate any provision of such Party's Certificate of Incorporation or By Laws, (ii) do not and will not contravene any law or any contractual restriction binding on or affecting such Party or any of its, his or her properties, (iii) do not and will not result in or require the creation of any Lien upon or with respect to any of such Party's properties, and (iv) do not violate any order, judgment, injunction, award or decree of any applicable Governmental Entity; and

        (b) this Agreement constitutes the legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, except as enforcement thereof may be affected by: (i) bankruptcy, insolvency, reorganization, or other similar laws affecting enforcement of creditors' rights generally; (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the fact that rights to contribution thereunder may be limited by federal or state securities laws.

     11. NO WAIVERS; REMEDIES. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and non-exclusive of any rights or remedies provided by law. This Agreement shall not limit any right that any Party may have against any other person that is not a Party.

     12. AMENDMENTS. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Parties to such provision.

     13. SUCCESSORS AND ASSIGNS; NO THIRD PARTY BENEFICIARIES. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Person (other than the Parties and any such successor or assign) has been given or shall be deemed to have been given any rights as a third party beneficiary hereunder.

     14. NOTICES, ETC. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied or delivered, (x) if to Parent, PCS, Pruitt or Hill, to it at its address specified in the Merger Agreement, (y) if to Overstreet, to him at 556 Arenas Street, La Jolla,

California 92037, or (z) at such other address as shall be designated by such Party to the other Parties in a written notice complying as to delivery with the terms of this Section 14. All such notices and other communications shall be effective (i) if sent by certified mail, return receipt requested, when received or three (3) Business Days after mailing, whichever first occurs, (ii) if telecopied, when transmitted and confirmation is received, provided same is on a Business Day and, if not, on the next Business Day, or (iii) if delivered, upon delivery, provided same is on a Business Day and, if not, on the next Business Day.

     15. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN
SECTION 14 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

     16. WAIVER OF JURY TRIAL. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

     18. DISPUTES AND ARBITRATION. The following procedures shall be used to resolve any controversy or claim ("DISPUTE") as provided in this Agreement. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and be binding on the Parties to the fullest extent permitted by law.

        (a) Mediation.

                 (i) A dispute shall be submitted to mediation by written notice to the other Party or Parties. In the mediation process, the Parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the Parties. If the Parties cannot agree on a mediator, a mediator shall be designated by the American Arbitration Association ("AAA") or JAMS/Endispute at the request of a Party. Any mediator so designated must be acceptable to all Parties.

                 (ii) The mediation will be conducted as specified by the mediator and agreed upon by the Parties. The Parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.

                  (iii) The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for any Party in any later proceedings relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

                 (iv) Each Party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by Parent, PCS and Overstreet, on the one hand, and Pruitt and Hill, on the other hand.

        (b) Arbitration.

                 (i) If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the Parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in the County and City of New York in accordance with the procedures in this Agreement and the Arbitration Rules for Commercial Disputes of the AAA as in effect on the date hereof ("AAA RULES"). In the event of a conflict, the provisions of this Agreement will control.

                 (ii) The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, one of whom will be selected jointly by Pruitt and Hill, one of whom will be selected jointly by Parent and PCS and one of whom will be agreed upon by the two previously selected arbitrators and otherwise to be selected as provided in the AAA Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid and unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

                 (iii) All aspects of the arbitration shall be treated as confidential. Neither the Parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a Party shall give written notice to all other Parties and shall afford such Parties a reasonable opportunity to protect their interests.

                 (iv) The result of the arbitration will be binding on the Parties, and judgment on the arbitrators' award may be entered by any Party in any court having jurisdiction, including the State and/or Federal Courts located in the City of New York.

                 (v) Additionally, any Party may seek injunctive relief from any Court of competent jurisdiction in the City of New York. In the event that any Party has to seek injunctive relief or any provisional remedy, the Parties to this Agreement consent to jurisdiction in the Federal and/or State Courts located in the City of New York.

     19. EXPENSES. Each Party shall bear its respective expenses incurred in connection with the preparation, negotiation and execution of this Agreement.

     20. ENTIRE AGREEMENT. This Agreement, the Releases, the Trademark Assignment and License-Back Agreement, the License Agreement and the agreements referred to herein represent the entire agreement of the Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Party relative to the subject matter hereof not expressly set forth or referred to herein or therein.

     21. HEADINGS. Headings used in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

     22. COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall constitute an original, and all of which, taken together, shall constitute one agreement with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when a counterpart hereof shall have been signed by all the Parties hereto.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered as of the date first above written.




                                     PCS RESEARCH TECHNOLOGY, INC.


                                     By:  /s/ Brian M. Overstreet
                                          --------------------------------------
                                          Name:  Brian M. Overstreet
                                          Title: President


                                     PCS SECURITIES, INC.


                                     By:  /s/ Brian M. Overstreet
                                          --------------------------------------
                                          Name:  Brian M. Overstreet
                                          Title: Chairman



                                     /s/ SUSANNE S. PRUITT
                                     --------------------------------
                                     SUSANNE S. PRUITT


                                     /s/ RAYMOND A. HILL, III
                                     --------------------------------
                                     RAYMOND A. HILL, III


                                     /s/ BRIAN M. OVERSTREET
                                     --------------------------------
                                     BRIAN M. OVERSTREET


(solely with respect to Sections
3(vi) and 10 through 22 hereof):     INSTITUTIONAL RESEARCH SERVICES, INC.


                                     By:  /s/ Raymond A. Hill, III
                                          --------------------------------------
                                          Name:  Raymond A. Hill, III
                                          Title: Chairman

                                    EXHIBIT A
                                 Form of Release

                                    EXHIBIT B
                 Trademark Assignment and License-Back Agreement

                                    EXHIBIT C
                                License Agreement